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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 29, 2005, relating to the consolidated financial statements of Capstone Turbine Corporation, and management's report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31,2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
September 7, 2005

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